PROMISSORY NOTE SECURED BY DEED OF TRUST
(FIXED RATE)

$ 1,650,000.00	Date March 4, 2006

FOR VALUE RECEIVED, on     April 1, 2016  (the "Maturity Date"), the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), the principal sum of      One Million Six Hundred Fifty Thousand and 00/100ths    Dollars

($   1,650,000.00     ), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate equal to      six and seventy three-hundredths     percent (      6.73%) (the "Note Rate").  All computations of interest under this note shall be made on the basis of a year of 360 days, comprised of twelve 30-day months.

1.         PAYMENTS.  Debtors shall pay principal and interest in      one hundred twenty

(120) equal installments of     Eleven Thousand Three Hundred Seventy Nine and 21/100ths  Dollars ($   11,379.21   ) on the first day of each month beginning     May 1, 2006    .  The principal and interest payments are sufficient to pay in the aggregate principal and accrued interest due hereunder over a    three hundred      (300) month amortization period.  If the payment is made within 10 days of the due date, it will be treated as if made on the due date.  Each payment will be applied first to accrued but unpaid interest then due, and then to principal.  Interest for the period from the date funds are advanced shall be paid in advance by deducting the amount due from the funds disbursed at closing.  The interest for this period shall be calculated on the full amount advanced under this note.  Debtor shall pay all amounts due under this note in lawful money of the United States to Union Bank of California, N.A.,     Commercial Real Estate Loan Administration, 19300 Von Karman Avenue, Suite 200, Irvine, CA 92612-1048    , or such other office as may be designated by Bank from time to time.

2.         LATE PAYMENTS.  If Bank has not received the full amount of any payment by the end of ten (10) calendar days after the date it is due, Debtor will pay to Bank a late charge in the amount of six percent (6%) of the overdue payment, such late charge to be immediately due and payable without notice or demand by Bank.  Debtor will pay this late charge only once on any late payment.  Debtor agrees that Bank will incur administrative costs and other damages not compensated by payment of interest as a result of any payment not being made when due and acknowledges that calculation of actual damages is extremely difficult and impracticable and that the foregoing amount is a reasonable estimate of these damages.

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3.         INTEREST RATE FOLLOWING DEFAULT.  In the event of default, at the option of Bank, and to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the Note Rate calculated from the date of default until all amounts payable under this note are paid in full.

4.         PREPAYMENT.

4.1       Debtor may prepay amounts outstanding under this note in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays the prepayment fee due as a result.  The prepayment fee shall also be paid if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal prior to its scheduled payment date.

4.2       Once Debtor has exercised the Fixed Rate Conversion Option, upon any prepayment hereunder, Debtor shall pay to Bank a prepayment fee equal to: five percent (5.00%) of the principal prepaid during the first year of the loan term; four percent (4.00%) of the principal prepaid during the second year of the loan term; three percent (3.00%) of the principal prepaid during the third year of the loan term; two percent (2.00%) of the principal prepaid during the fourth year of the loan term and one percent (1.00%) of the principal prepaid during the fifth year.  No prepayment fee will be due after the fifth year.  In no event shall Bank be obligated to make any payment or refund to Debtor nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred.  A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.  Bank shall provide Debtor a statement of the amount payable on account of prepayment.  Debtor acknowledges that (x) Bank establishes the Fixed Note Rate upon the understanding that it applies for the entire remaining term of this note, and (y) Bank would not lend to Debtor at the Fixed Note Rate without Debtor's express agreement to pay Bank the prepayment fee described above.

4.3       In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred.  All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.  A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.  In the event of partial prepayment, such prepayment shall be applied to principal payments in the inverse order of their maturity.

4.4       Bank shall provide Debtor a statement of the amount payable on account of prepayment.  Debtor acknowledges that (i) Bank establishes an interest rate upon the understanding that it applies for the entire interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIALS HERE:    ________      _________      ________     ________

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5.         DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following:  (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (thereinafter individually and collectively referred to as the "Obligor") under any deed of trust, security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) a default occurs under any instrument encumbering or affecting all or any portion of the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (o) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure.  Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

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6.         ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owning under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable  attorneys' fees (including the fees and costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder.  Debtor and any Obligor, for the maximum period of time and to the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note.  If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several.  Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder.  The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank.  Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected.  In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of Nevada, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law.  The term "Bank" includes, without limitation, any holder of this note.  This note shall be construed in accordance with and governed by the laws of the State of Nevada.  This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.  The deed of trust securing this note permits the Bank to declare all obligations hereunder immediately due and payable upon the occurrence of certain events described therein.

DEBTOR:

Pro-Dex, Inc. a Colorado corporation

By:/s/ Jeffrey J. Ritchey
       Jeffrey J. Ritchey, CFO

By:/s/ Patrick L. Johnson
       Patrick L. Johnson, President/CEO

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